News Release

Ryder Reports Fourth Quarter 2022 Results and Provides 2023 Outlook
Balanced Growth Strategy Drives Strong Earnings

Fourth Quarter 2022 Highlights
•GAAP EPS from continuing operations of $4.06 up from $3.36 in prior year due to higher earnings in Dedicated Transportation Solutions (DTS) and Supply Chain Solutions (SCS)
•Comparable EPS (non-GAAP) from continuing operations of $3.89 up from $3.52 in prior year
•Total revenue of $3.1 billion and operating revenue (non-GAAP) of $2.4 billion, up 19% and 14%, respectively, reflecting organic revenue growth in all business segments and SCS acquisitions

Full-Year 2022 Highlights
•Adjusted return on equity (ROE) of 29%, up from 21% in prior year
•GAAP EPS from continuing operations of $16.96 up from $9.70 in prior year due to significantly higher earnings in FMS and improved performance in SCS and DTS
•Comparable EPS (non-GAAP) from continuing operations of $16.37 up from $9.58 in prior year
•Total revenue of $12.0 billion and operating revenue (non-GAAP) of $9.3 billion, up 24% and 19%, respectively, reflecting organic revenue growth in all business segments and SCS acquisitions
•Full-year 2022 net cash provided by operating activities from continuing operations of $2.3 billion and free cash flow (non-GAAP) of $921 million

Full-Year 2023 Outlook
•ROE of 16% - 18%
•Comparable EPS (non-GAAP) forecast of $11.05 - $12.05
•Operating revenue (non-GAAP) expected to increase by approximately 4%
•Net cash provided by operating activities from continuing operations forecast of $2.4 billion; free cash flow (non-GAAP) forecast of approximately $200 million
•Authorizes new 2-million-share discretionary repurchase program

MIAMI, February 15, 2023 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, reported results for the three months ended December 31 as follows:

(In millions, except EPS)	Earnings Before Taxes		Earnings		Diluted Earnings Per Share
	2022	2021	2022	2021	2022	2021
Continuing operations (GAAP)	$292	236	$200	182	$4.06	3.36
Comparable (non-GAAP)	$267	246	$192	190	$3.89	3.52

Total and operating revenue for the three months ended December 31 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2022	2021	Change	2022	2021	Change
Total	$3,088	2,600	19%	$2,410	2,105	14%
Fleet Management Solutions (FMS)	$1,595	1,499	6%	$1,321	1,300	2%
Supply Chain Solutions (SCS)	$1,251	870	44%	$883	614	44%
Dedicated Transportation Solutions (DTS)	$456	402	13%	$320	291	10%

CEO Comment

"Our strong fourth quarter results continued to demonstrate benefits from the execution of our balanced growth strategy," says Ryder Chairman and CEO Robert Sanchez. "Initiatives focused on increasing returns and driving long-term profitable growth contributed to higher earnings in the quarter, despite lower gains on used vehicles sold and inflationary cost pressures. Earnings in SCS and DTS increased 67% and 150%, respectively, reflecting pricing actions and growth in these higher-return contractual businesses.

Our balance sheet remains strong and enabled us to fund organic growth and strategic SCS acquisitions. In addition, Ryder rewarded its shareholders through a combination of cash dividends of $123 million and share repurchases of $557 million in 2022. We generated strong ROE of 29%, above our long-term target of high-teens, reflecting strong market conditions in rental and used vehicle sales and continued benefits from our returns initiatives.

In 2022, we demonstrated significant progress on our balanced growth strategy and believe we are well positioned to outperform prior cycles. We accelerated growth in SCS and DTS, both organically and through strategic, accretive acquisitions. The team successfully implemented pricing actions in SCS and DTS, which improved profitability. In FMS, we continued to price new and renewing leases at higher returns and surpassed our $100 million annual cost savings target from our multi-year maintenance initiatives. We also substantially completed the exit of our sub-performing FMS business in the UK, redeploying the proceeds to higher-return opportunities.

Overall, we are confident in our ability execute on our strategy and expect to leverage our operating momentum and the benefits from our initiatives to drive increased shareholder value."

Fourth Quarter 2022 Segment Review

Fleet Management Solutions: Continued Strong Earnings Reflect Benefits from Declining Depreciation Impact and Rental, Offset by Lower Gains on Used Vehicles Sold

(In millions)	4Q22	4Q21	Change
Total Revenue	$1,595	1,499	6%
Operating Revenue (1)	$1,321	1,300	2%

Earnings Before Tax (EBT)	$255	255	—%
FMS EBT as a % of FMS total revenue	16.0%	17.0%	(100) bps
FMS EBT as a % of FMS operating revenue (1)	19.3%	19.6%	(30) bps

Full-year EBT as % of total and operating revenue	FY22	FY21	Change
FMS EBT as a % of FMS total revenue	16.7%	11.7%	500 bps
FMS EBT as a % of FMS operating revenue (1)	20.2%	13.4%	680 bps
(1) Non-GAAP financial measure excluding fuel and lease liability insurance revenue.

•FMS total revenue grew 6% to $1.6 billion; operating revenue grew 2% to $1.3 billion
◦Increase due to higher rental revenue driven by increased pricing
◦Total revenue also increased due to higher fuel prices passed through to customers
◦Operating revenue increased globally despite a 4% negative impact from the wind down of the UK business
•FMS EBT remained at $255 million
◦Benefits from declining depreciation impact from prior residual value estimate changes and higher rental results were offset by lower gains on the sale of used vehicles
◦Lower gains reflect reduced sales volume and a 6% decrease in used tractor pricing. Sequentially from the third quarter of 2022, used truck and tractor pricing decreased 7% and 2%, respectively
◦Global used vehicle inventory levels increased sequentially to 4,300 vehicles but remain below the company's long-term target range of 7,000 - 9,000 vehicles
◦Rental benefited from a 6% increase in power-fleet pricing and strong power-fleet utilization of 82% on a larger fleet
◦Inflationary cost pressures, including increased variable interest rates, negatively impacted results
•FMS EBT as a percentage of FMS operating revenue is well above the company's long-term target of low double-digits for the fourth quarter and full year 2022

Supply Chain Solutions: Higher Earnings Reflect Increased Pricing and New Business, Partially Offset by Charge Related to Early Termination of a Customer Distribution Center

(In millions)	4Q22	4Q21	Change
Total Revenue	$1,251	870	44%
Operating Revenue (1)	$883	614	44%

Earnings Before Tax (EBT)	$35	21	67%
EBT as a % of total revenue	2.8%	2.4%	40 bps
EBT as a % of operating revenue (1)	4.0%	3.4%	60 bps

Full-year EBT as % of total and operating revenue	FY22	FY21	Change
EBT as a % of total revenue	3.9%	3.7%	20 bps
EBT as a % of operating revenue (1)	5.7%	5.3%	40 bps
(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

•SCS total revenue grew 44% to $1.3 billion; operating revenue grew 44% to $883 million
◦Increase due to acquisitions and double-digit organic revenue growth in all industry verticals reflecting increased pricing, new business, and higher volumes
◦Operating revenue grew 22% organically
•SCS EBT grew 67% to $35 million
◦Increase primarily due to higher pricing and new business
◦Partially offset by a $20 million asset impairment charge related to the early termination of a customer distribution center in 2023
•SCS EBT as a percentage of SCS operating revenue is below the company's long-term target of high single-digits for the fourth quarter and full year 2022

Dedicated Transportation Solutions: Higher Earnings Driven by Increased Pricing

(In millions)	4Q22	4Q21	Change
Total Revenue	$456	402	13%
Operating Revenue (1)	$320	291	10%

Earnings Before Tax (EBT)	$30	12	150%
EBT as a % of total revenue	6.6%	3.0%	360 bps
EBT as a % of operating revenue (1)	9.4%	4.1%	530 bps

Rolling 12-months EBT as % of total and operating revenue	FY22	FY21	Change
EBT as a % of total revenue	5.7%	3.4%	230 bps
EBT as a % of operating revenue (1)	8.2%	4.6%	360 bps
(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

•DTS total revenue grew 13% to $456 million; operating revenue grew 10% to $320 million
◦Increase due to higher pricing and volumes
•DTS EBT grew 150% to $30 million
◦Increase primarily due to higher pricing

•DTS EBT as a percentage of DTS operating revenue is in line with the company's long-term target of high single-digits for the fourth quarter and full year 2022

Corporate Financial Information

Unallocated Central Support Services (CSS)
Unallocated CSS costs were $22 million as compared to $15 million in the prior year, primarily reflecting investment income in the prior year from RyderVentures, the company's corporate venture capital fund.

Income Taxes

Our effective income tax rate from continuing operations was 31.4% as compared to 22.8% in the prior year and our comparable effective income tax rate (a non-GAAP measure) from continuing operations was 28.2%, as compared to 22.6% in the prior year. The increases in the rates were due to incremental U.S. tax on higher foreign earnings related to the exit of our UK FMS business as well as a shift in the mix of earnings subject to tax in different jurisdictions.

Capital Expenditures, Cash Flow, and Leverage
Full-year capital expenditures increased to $2.7 billion in 2022 compared to $2.0 billion in 2021 due to higher planned investments in the lease fleet.

Full-year net cash provided by operating activities from continuing operations increased to $2.3 billion as compared to $2.2 billion in the prior year, reflecting higher earnings partially offset by higher working capital needs. Free cash flow (a non-GAAP measure) was $921 million, down from $1.1 billion in 2021, primarily due to an increase in capital expenditures partially offset by higher proceeds from the sale of revenue-earning equipment, including proceeds from the FMS UK business exit.

Debt-to-equity as of December 31, 2022 decreased to 216% from 235% at year-end 2021 and is below the company's long-term target of 250% to 300%.

Share Repurchase Programs

During the fourth quarter, we repurchased 2 million shares for $179 million under our completed 2021 Discretionary program. Additionally, we repurchased 0.9 million shares for $78 million under our 2021 Anti-Dilutive program. In February 2023, the board authorized a new 2-million-share discretionary repurchase program.

Fleet Management Solutions UK Business Update

The company substantially completed the exit of the lower-return FMS UK business. In 2022, Ryder sold more than 90% of vehicles and properties, generating proceeds of approximately $400 million.

Outlook

"Increased demand for resilient supply chains and other secular trends continue to favor transportation and logistics outsourcing," says Ryder Executive Vice President & Chief Financial Officer John Diez. "In 2023, we expect strong but reduced earnings as a slowing macroeconomic and freight environment drive lower results in used vehicle sales and rental. We expect these headwinds to be partially offset by continued earnings momentum in supply chain and dedicated. We are pleased with the progress of our balanced growth strategy to drive long-term profitable growth and increase returns over the cycle. We anticipate ROE will be at our long-term target of high teens. Our balance sheet remains strong, providing us with the ability to continue to return capital to shareholders through a new 2-million-share discretionary repurchase program."

Full Year 2023
Total Revenue Growth	~2%
Operating Revenue Growth (non-GAAP)	~4%
FY23 GAAP EPS (includes $3.75 cumulative currency translation charge for UK exit)	$6.44 - $7.44
FY23 Comparable EPS (non-GAAP)	$11.05 - $12.05

ROE (1)	16% - 18%
Net Cash from Operating Activities from Continuing Operations	~$2.4B
Free Cash Flow (non-GAAP)	~$200M
Capital Expenditures	~$3.0B
Debt-to-Equity	~200%

First Quarter 2023
1Q23 GAAP EPS	$2.50 - $2.75
1Q23 Comparable EPS (non-GAAP)	$2.75 - $3.00
————————————
(1) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to ROE is provided in the Appendix - Non-GAAP Financial Measures at the end of this release.

Supplemental Company Information

Fourth Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2022	2021	2022	2021
Earnings from continuing operations	$200	182	$4.06	3.36
Discontinued operations	6	(1)	0.12	(0.01)
Net earnings	$206	181	$4.18	3.35

Full Year Operating Results

(In millions, except EPS)	For the year ended December 31,
	2022	2021	Change
Total revenue	$12,011	9,663	24%
Operating revenue (non-GAAP)	$9,280	7,828	19%

Earnings from continuing operations	$863	522	65%
Comparable earnings from continuing operations (non-GAAP)	$833	515	62%
Net earnings	$867	519	67%

Earnings per common share (EPS) - Diluted
Continuing operations	$16.96	9.70	75%
Comparable (non-GAAP)	$16.37	9.58	71%
Net earnings	$17.04	9.66	76%
Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and fleet management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

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Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast; expectations regarding market trends and economic environment; expectations regarding total revenue growth, operating revenue growth, earnings per share, comparable earnings per share, adjusted ROE and debt-to-equity; impact of supply chain and labor shortage challenges and vehicle production constraints on our business, market conditions, e-commerce trends, freight environment, expected earnings, depreciation, commercial rental demand and utilization, and used vehicle sales volume and pricing; expectations related to our strategic investments and initiatives, including our recent supply chain acquisitions and initiatives related to maintenance costs savings and improving returns; expected benefits of lease pricing initiatives and our ability to renew leases; our expectations regarding benefits from the 2-million-share discretionary repurchase program; our expectations related to the exit from the FMS U.K. market; our ability to execute our balanced growth strategy; performance, including sales and revenue growth, in our product lines and segments; residual values and depreciation expense; used vehicle inventory; earnings, including as a result of the macroeconomic and freight environment’s effect on used vehicle sales and rental; free cash flow; tax rate; operating cash flow; capital expenditures; fleet growth; and expected benefits from new contracts and pricing initiatives in our supply chain and dedicated business divisions. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near- and long-term used vehicle market. A variety of factors, many of which are outside of our control, could cause residual value estimates to differ from actual used vehicle sales pricing, such as changes in supply and demand of used vehicles; volatility in market conditions; changes in vehicle technology; competitor pricing; regulatory requirements; driver shortages; customer requirements and preferences; and changes in underlying assumption factors.

All of our forward-looking statements should be evaluated by considering the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include changes in general economic and financial conditions in the U.S. and worldwide; ongoing supply chain and labor challenges and vehicle production constraints; the effect of geopolitical events; our ability to adapt to changing market conditions, including lower than expected contractual sales, decreases in commercial rental demand or utilization, poor acceptance of rental pricing, and declining market demand for or excess supply of used vehicles impacting current or estimated pricing and our anticipated proportion of retail versus wholesale sales; declining customer demand for our services; higher than expected maintenance costs; lower than expected benefits from our cost-savings initiatives; our ability to effectively and efficiently integrate acquisitions into our business; lower than expected benefits from our sales, marketing and new product initiatives; setbacks in the economic market or in our ability to retain profitable customer accounts; impact of changing laws and regulations; difficulty in obtaining adequate profit margins for our services; inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences; competition from other service providers, changes in technology and new entrants; professional driver and technician shortages resulting in higher procurement costs and turnover rates; impact of worldwide semiconductor shortage; higher than expected bad debt reserves or write-offs; decrease in credit ratings; increased debt costs; adequacy of accounting estimates; higher than expected reserves and accruals particularly with respect to pension, taxes, insurance and revenue; impact of changes in our residual value estimates and accounting policies; unanticipated changes in fuel and alternative energy prices; unanticipated currency exchange rate fluctuations; increases in inflation or interest rates; our ability to manage our cost structure; and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for February 15, 2023 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-352-6803
USA Toll Number:    323-701-0225
Audio Passcode:        Ryder
Conference Leader:    Calene Candela

WEBCAST REPLAY
An audio replay including the slide presentation will be available within four hours following the call. Click here then select Financials/Quarterly Results and the date.

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Results and the date.

Contacts:

Media:	Investor Relations:
Amy Federman	Calene Candela
(305) 500-4989	(305) 500-4053

Financial = ryder-financial
USA = ryder-usa

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

(In millions, except per share amounts)	Three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Lease & related maintenance and rental revenues	$1,055	1,053	$4,174	3,995
Services revenue	1,860	1,419	7,118	5,181
Fuel services revenue	173	128	719	487
Total revenues	3,088	2,600	12,011	9,663

Cost of lease & related maintenance and rental	696	732	2,774	2,884
Cost of services	1,640	1,251	6,153	4,503
Cost of fuel services	154	118	694	474
Selling, general and administrative expenses	362	321	1,415	1,187
Non-operating pension costs, net	3	—	11	(1)
Used vehicle sales, net	(94)	(108)	(450)	(257)
Interest expense	63	51	228	214
Miscellaneous income, net	(9)	(11)	(32)	(66)
Restructuring and other items, net	(19)	10	2	32
	2,796	2,364	10,795	8,970

Earnings from continuing operations before income taxes	292	236	1,216	693
Provision for income taxes	92	54	353	171
Earnings from continuing operations	200	182	863	522
Loss from discontinued operations, net of tax	6	(1)	4	(3)
Net earnings	$206	181	$867	519

Earnings (loss) per common share — Diluted
Continuing operations	$4.06	3.36	$16.96	9.70
Discontinued operations	0.12	(0.01)	0.08	(0.05)
Net earnings	$4.18	3.35	$17.04	9.66

Weighted average common shares outstanding — Diluted	49.3	54.0	50.9	53.5

EPS from continuing operations	$4.06	3.36	$16.96	9.70
Non-operating pension costs, net	0.04	(0.01)	0.14	(0.06)
Restructuring and other, net	(0.40)	0.16	0.04	0.34
ERP implementation costs	—	—	—	0.18
Gain on sale of U.K. revenue earning equipment	(0.12)	—	(0.96)	—
Gains on sale of properties	(0.05)	0.01	(0.71)	(0.59)
Tax adjustments, net	0.36	—	0.90	0.01
Comparable EPS from continuing operations (1)	$3.89	3.52	$16.37	9.58

(1) Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	December 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$267	234
Other current assets	1,933	2,227
Revenue earning equipment, net	8,190	8,323
Operating property and equipment, net	1,148	985
Other assets	2,857	2,066
	$14,395	13,835

Liabilities and shareholders' equity:
Current liabilities	$1,967	1,868
Total debt (including current portion)	6,352	6,580
Other non-current liabilities (including deferred income taxes)	3,139	2,589
Shareholders' equity	2,937	2,798
	$14,395	13,835

SELECTED KEY RATIOS AND METRICS

	December 31, 2022	December 31, 2021
Debt to equity	216%	235%

	Three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Comparable EBITDA (1)	$691	629	$2,722	2,433
Effective interest rate (average cost of debt)	4.0%	3.3%	3.5%	3.2%

	For the year ended December 31,
	2022	2021
Net cash provided by operating activities from continuing operations	$2,310	2,175
Free cash flow (1)	921	1,057
Capital expenditures paid	2,631	1,941
Gross capital expenditures	2,652	2,012

	For the year ended December 31,
	2022	2021
ROE (2)	29%	21%
————————————
(1) Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
(2) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
(In millions)

	Three months ended December 31,			For the year ended December 31,
	2022	2021	Change	2022	2021	Change
Total Revenue:
Fleet Management Solutions:
ChoiceLease	$807	820	(2)%	$3,203	3,220	(1)%
Commercial rental	348	323	8%	1,351	1,114	21%
SelectCare and other	166	157	6%	659	607	9%
Fuel services and ChoiceLease liability insurance revenue	274	199	38%	1,114	739	51%
Total Fleet Management Solutions	1,595	1,499	6%	6,327	5,680	11%
Supply Chain Solutions	1,251	870	44%	4,720	3,155	50%
Dedicated Transportation Solutions	456	402	13%	1,786	1,457	23%
Eliminations	(214)	(171)	(25)%	(822)	(629)	(31)%
Total revenue	$3,088	2,600	19%	$12,011	9,663	24%

Operating Revenue: (1)
Fleet Management Solutions	$1,321	1,300	2%	$5,213	4,941	6%
Supply Chain Solutions	883	614	44%	3,254	2,211	47%
Dedicated Transportation Solutions	320	291	10%	1,239	1,055	17%
Eliminations	(114)	(100)	(14)%	(426)	(379)	(12)%
Operating revenue	$2,410	2,105	14%	$9,280	7,828	19%

Business Segment Earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$255	255	—%	$1,054	663	59%
Supply Chain Solutions	35	21	67%	186	117	59%
Dedicated Transportation Solutions	30	12	150%	102	49	108%
Eliminations	(31)	(27)	15%	(115)	(78)	47%
	289	261	11%	1,227	751	63%
Unallocated Central Support Services	(22)	(15)	47%	(83)	(69)	20%
Non-operating pension costs, net	(3)	—	NM	(11)	1	NM
Other items impacting comparability, net	28	(10)	NM	83	10	NM
Earnings from continuing operations before income taxes	292	236	24%	1,216	693	75%
Provision for income taxes	92	54	70%	353	171	106%
Earnings from continuing operations	$200	182	10%	$863	522	65%
————————————
(1) Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
(In millions)

	Three months ended December 31,			For the year ended December 31,
	2022	2021	Change	2022	2021	Change
Fleet Management Solutions

FMS total revenue	$1,595	1,499	6%	$6,327	5,680	11%
Fuel services and ChoiceLease liability insurance(1)	(274)	(199)	38%	(1,114)	(739)	51%
FMS operating revenue (2)	$1,321	1,300	2%	$5,213	4,941	6%

Segment earnings before income taxes	$255	255	—%	$1,054	663	59%

FMS earnings before income taxes as % of FMS total revenue	16.0%	17.0%		16.7%	11.7%

FMS earnings before income taxes as % of FMS operating revenue (2)	19.3%	19.6%		20.2%	13.4%

	Three months ended December 31,			For the year ended December 31,
	2022	2021	Change	2022	2021	Change
Supply Chain Solutions

SCS total revenue	$1,251	870	44%	$4,720	3,155	50%
Subcontracted transportation and fuel	(368)	(256)	44%	(1,466)	(944)	55%
SCS operating revenue (2)	$883	614	44%	$3,254	2,211	47%

Segment earnings before income taxes	$35	21	67%	$186	117	59%

SCS earnings before income taxes as % of SCS total revenue	2.8%	2.4%		3.9%	3.7%

SCS earnings before income taxes as % of SCS operating revenue (2)	4.0%	3.4%		5.7%	5.3%

	Three months ended December 31,			For the year ended December 31,
	2022	2021	Change	2022	2021	Change
Dedicated Transportation Solutions

DTS total revenue	$456	402	13%	$1,786	1,457	23%
Subcontracted transportation and fuel	(136)	(111)	23%	(547)	(402)	36%
DTS operating revenue (2)	$320	291	10%	$1,239	1,055	17%

Segment earnings before income taxes	$30	12	150%	$102	49	108%

DTS earnings before income taxes as % of DTS total revenue	6.6%	3.0%		5.7%	3.4%

DTS earnings before income taxes as % of DTS operating revenue (2)	9.4%	4.1%		8.2%	4.6%
————————————
(1) Includes intercompany fuel sales from FMS to SCS and DTS.
(2) Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

Three months ended December 31,	For the year ended December 31,	2022/2021
2022	2021	2022	2021	Three Months	Twelve Months
ChoiceLease
Average fleet count	135,700	144,500	140,000	146,300	(6)%	(4)%
End of period fleet count	135,400	143,900	135,400	143,900	(6)%	(6)%
North America (N.A.) end of period fleet count	134,600	133,300	134,600	133,300	1%	1%

N.A. average active ChoiceLease vehicles (1)	128,800	129,200	128,700	129,900	—%	(1)%

Commercial rental
Average fleet count	41,900	40,400	41,600	37,900	4%	10%
End of period fleet count	41,800	40,700	41,800	40,700	3%	3%
Rental utilization - power units (2)	82.2%	85.2%	82.9%	80.4%	(300)	bps	250	bps
Rental rate change - % (3)	6%	10%	7%	11%

Customer vehicles under
SelectCare contracts
Average fleet count	56,300	54,200	55,700	53,000	4%	5%
End of period fleet count	55,600	54,500	55,600	54,500	2%	2%

Customer vehicles under
SCS
End of period fleet count (4)	13,100	10,700	13,100	10,700	22%	22%

DTS
End of period fleet count (4)	11,400	11,300	11,400	11,300	1%	1%

Used vehicle sales (UVS)
End of period fleet count (5)	4,300	2,500	4,300	2,500	72%	72%
Used vehicles sold (6)	6,800	5,400	29,100	22,900	26%	27%
N.A. UVS pricing change (7)
Tractors	(6)%	111%	43%	78%
Trucks	4%	99%	51%	70%
————————————
(1) Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(2) Rental utilization is calculated using the number of days units are rented divided by the number of days units available to rent based on the days in a calendar year (excluding trailers).
(3) Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(4) These vehicle counts are also included within the fleet counts for ChoiceLease, Commercial rental and SelectCare.
(5) End of period fleet count includes 200 vehicles from the FMS UK business for the years ended December 31, 2022 and 2021.
(6) For the three and twelve months ended December 31, 2022, includes 2,000 and 11,700 vehicles sold as part of the exit of the FMS U.K. business
(7) Represents percentage change in North America compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
Operating Revenue Growth	Total Revenue Growth	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Net Earnings	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue

FMS Operating Revenue

SCS Operating Revenue

DTS Operating Revenue

Operating Revenue Growth

FMS EBT as a % of FMS Operating Revenue

SCS EBT as a % of SCS Operating Revenue

DTS EBT as a % of DTS Operating Revenue

Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers. Fuel revenue is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on current market fuel costs.

Subcontracted transportation: We exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program was completed in the first quarter of 2021. We are excluding the revenue associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings before Income Taxes (EBT) Comparable Earnings Comparable Earnings per Diluted Common Share (EPS) Comparable Tax Rate Adjusted Return on Equity (ROE)
Comparable EBT, Comparable Earnings and Comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs, net and (2) other items impacting comparability (as further described below). We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.

Non-operating pension costs, net: Our comparable earnings measures exclude non-operating pension costs, net, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as any significant charges for settlements or curtailments if recognized. We exclude non-operating pension costs, net because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Comparable Tax Rate is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the marginal tax rates to which the non-GAAP adjustments are related.

Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Comparable EBITDA is defined as net earnings, first adjusted to exclude discontinued operations and the following items, all from continuing operations: (1) non-operating pension costs, net and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods as described immediately above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) used vehicle sales results and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to net earnings, earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of our operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow is defined as the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment and operating property and equipment, and (3) other cash inflows from investing activities, less (4) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION
	Three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Total revenue	$3,088	2,600	$12,011	9,663
Subcontracted transportation and fuel	(678)	(495)	(2,731)	(1,835)
Operating revenue (1)	$2,410	2,105	$9,280	7,828

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION
	For the year ended December 31,
	2022	2021
Net cash provided by operating activities from continuing operations	$2,310	2,175
Proceeds from sales (primarily revenue earning equipment) (2)	1,235	822
Other (2)	7	1
Total cash generated (1)	3,552	2,998
Purchases of property and revenue earning equipment (2)	(2,631)	(1,941)
Free cash flow (1)	$921	1,057
————————————
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION
	Twelve months ended December 31,
	2022	2021
Net earnings	$867	519
Other items impacting comparability (1)	(83)	(10)
Income taxes (2)	353	171
Adjusted earnings before income taxes	1,137	680
Adjusted income taxes (3)	(307)	(164)
Adjusted net earnings	$830	516

Average shareholders' equity	$2,845	2,453
Average adjustments to shareholders' equity (4)	(12)	14
Adjusted average shareholders' equity	$2,833	2,467

Adjusted return on equity (5)	29%	21%
————————————
(1) Refer to the table below for a composition of Other items impacting comparability, net for the 12-month rolling period.
(2) Includes income taxes on discontinued operations.
(3) Represents the provision for income taxes plus income taxes on other items impacting comparability.
(4) Represents the impact of other items impacting comparability, net of tax, to equity for the respective periods.
(5) Adjusted return on equity is calculated by dividing Adjusted net earnings into Adjusted average shareholders' equity.

	Twelve months ended December 31,
	2022	2021
Restructuring and other, net	$2	19
ERP implementation costs	—	13
Gains on sale of U.K. revenue earning equipment	(49)	—
Gains on sale of properties (1)	(36)	(42)
Other items impacting comparability	$(83)	(10)
————————————
Note: Amounts may not be additive due to rounding.

(1) Primarily includes gains on properties as part of planned exit of the FMS U.K. business in 2022 and certain FMS properties in the U.K. that were restructured as part of cost reduction activities in prior periods

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION RECONCILIATION

	Three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Net earnings	$206	181	$867	519
(Gain) loss from discontinued operations, net of tax	(6)	1	(4)	3
Provision for income taxes	92	54	353	171
Earnings before income taxes from continuing operations	292	236	1,216	693
Non-operating pension costs, net	3	—	11	(1)
Restructuring and other, net	(19)	10	2	19
ERP implementation costs	—	—	—	13
Gains on sale of U.K. revenue earning equipment	(6)	—	(49)	—
Gains on sale of properties (1)	(2)	—	(36)	(42)
Comparable earnings before income taxes (2)	267	246	1,144	682
Interest expense	63	51	228	214
Depreciation	438	437	1,713	1,786
Used vehicle sales, net	(87)	(108)	(400)	(257)
Amortization	10	3	37	8
Comparable EBITDA (2)	$691	629	$2,722	2,433
————————————
(1) Primarily includes gains on properties as part of planned exit of the FMS U.K. business in 2022 and certain FMS properties in the U.K. that were restructured as part of cost reduction activities in prior periods
(2) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS RECONCILIATION
	Three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Earnings from continuing operations	$200	182	$863	522
Non-operating pension costs, net	2	—	7	(3)
Restructuring and other, net	(19)	7	3	18
ERP implementation costs	—	—	—	9
Gains on sale of U.K. revenue earning equipment	(6)	—	(49)	—
Gains on sale of properties (1)	(2)	1	(36)	(32)
Tax adjustments, net (2)	17	—	46	1
Comparable earnings from continuing operations (3)	$192	190	$834	515

Tax rate on continuing operations	31.4%	22.8%	29.1%	24.7%
Tax adjustments and income tax effects of non-GAAP adjustments (3)	(3.2)%	(0.2)%	(1.9)%	(0.2)%
Comparable tax rate on continuing operations (4)	28.2%	22.6%	27.2%	24.5%
————————————
(1) Primarily includes gains on properties as part of planned exit of the FMS U.K. business in 2022 and certain FMS properties in the U.K. that were restructured as part of cost reduction activities in prior periods
(2) Adjustments include the global tax impact related to gains on sales of FMS U.K. revenue earning equipment and properties as well as the release of the valuation allowance on U.K. deferred tax assets in the fourth quarter and twelve months ended December 31, 2022, and expiring state net operating losses in the fourth quarter and twelve months ended December 31, 2021.
(3) Non-GAAP financial measure.
(4) The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the marginal tax rates to which the non-GAAP adjustments are related.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

OPERATING REVENUE GROWTH FORECAST RECONCILIATION
	Twelve months ended December 31,
	2023	2022	Change
Total revenue	$12,200	12,011	2%
Subcontracted transportation and fuel	(2,550)	(2,731)	(7)%
Operating revenue (1)	$9,650	9,280	4%

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

	First Quarter 2023	Full Year 2023
EPS from continuing operations	$2.50 - $2.75	$6.44 - $7.44
Non-operating pension costs	0.16	0.62
CTA release from FMS U.K. exit	—	3.75
FMS U.K. exit	0.09	0.22
Comparable EPS from continuing operations forecast (1)	$2.75 - $3.00	$11.05 - $12.05

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION
2023 Forecast
Net cash provided by operating activities from continuing operations	$2,400
Proceeds from sales (primarily revenue earning equipment) (2)	750
Total cash generated (1)	3,150

Purchases of property and revenue earning equipment (2)	2,950
Free cash flow (1)	~$200M
————————————
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY FORECAST RECONCILIATION
2023 Forecast
Net earnings	$325
Other items impacting comparability (1)	190
Income taxes (2)	195
Adjusted earnings before income taxes	710
Adjusted income taxes (3)	(195)
Adjusted net earnings for ROE (numerator) (4) [A]	$515

Average shareholders' equity	$3,040
Adjustment to equity (5)	(10)
Adjusted average total equity (denominator) (4) [B]	$3,030

Adjusted return on equity (4) [A]/[B]	17%
————————————
(1) Forecasted other items impacting comparability includes FMS U.K. exit of $10 million and CTA release from the FMS U.K. exit of $180 million.
(2) Includes income taxes on discontinued operations.
(3) Represents the tax provision on adjusted earnings before income taxes.
(4) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.
(5) Represents the impact to equity of items to arrive at adjusted earnings.
Note: Amounts may not be additive due to rounding.